Exhibit 10.136

444 WESTHEIMER HOUSTON, TEXAS

LEASE AGREEMENT BETWEEN

FRANKLIN POST OAK, LTD.

(“Landlord”)

ORBITAL INFRASTRUCTURE GROUP, INC.

(“Tenant”)

                    10/5/2022

 DATE:

TABLE OF CONTENTS

1.	Leased Premises1

2.	Net Rentable Area1

3.	Term1

4.	Use1

5.	Rent2

6.	Abatement of Rent4

7.	Operating Expenses4

8.	Security Deposit8

9.	Utilities8

10.	Building Services9

11.	Keys and Locks; Access Cards10

12.	Graphics10

13.	Peaceful Enjoyment10

14.	Repairs by Landlord11

15.	Payments by Tenant11

16.	Repairs by Tenant11

17.	Care of the Leased Premises11

18.	Assignment or Sublease11

19.	Use, Alterations, Addition, Improvements, and Surrender of Leased Premises13

20.	Legal Use and Violations of Insurance Coverage14

21.	Laws, Regulations and Rules of the Building14

22.	Entry in Leased Premises15

23.	Nuisance15

24.	Subordination to Mortgage16

25.	Estoppel Certificate16

26.	Leasehold Improvements16

27.	Limitation of Landlord’s Personal Liability17

28.	Parking17

29.	Condemnation18

30.	Damages from Certain Causes19

31.	Lien for Rent19

32.	Holding Over19

33.	Casualty Clause19

DocuSign Envelope ID: 9845786F-7846-42A2-A5C8-DDD250A72BE3

34.	Attorneys’ Fees; Conflicts; Venue20

35.	Amendments20

36.	Assignment by Landlord20

37.	Default by Tenant20

38.	Remedies21

39.	Bankruptcy23

40.	Non-Waiver24

41.	Casualty Insurance24

42.	Liability Insurance24

43.	Release and Waiver; Indemnity26

44.	Waiver of Subrogation Rights27

45.	Name of Building27

46.	Notices27

47.	Relocation28

48.	Survival; Entire Agreement28

49.	Real Estate Brokers29

50.	Telecommunications29

51.	Fees for Tenant Requested Forms30

52.	Force Majeure31

53.	Hazardous Substances31

54.	Certification Related to Executive Order 13224 and the USA PATRIOT Act32

55.	Counterparts32

56.	Authority32

57.	Waiver of Jury Trial32

58.	Renewal Option33

59.	Letter of Credit34

60.	Early Termination Option35

61.	Tenant Improvement Allowance35

-ii-

EXHIBITS

Exhibit “A” – Floor Plan to Leased Premises Exhibit “A-1” – Property Description Exhibit “B” – Rules and Regulations

Exhibit “C” – Building Standard Defined Exhibit “D” – Form of Letter of Credit

LEASE AGREEMENT

10/5/2022

THIS LEASE AGREEMENT (“Lease”) is made and entered into effective         ,

(the “Execution Date”) between FRANKLIN POST OAK, LTD., a Texas limited partnership (“Landlord”), and ORBITAL INFRASTRUCTURE GROUP, INC., a Texas corporation (“Tenant”), whose address for purposes hereof is 1974 ALDINE WESTERN RD HOUSTON, TX 77038-1204, prior to the Commencement Date (as defined below) and thereafter shall be the Leased Premises in the Building.

WITNESSETH:

1.	Leased Premises

Subject to and upon the terms and conditions hereinafter set forth, and each in consideration of the covenants and obligations of the other hereunder, Landlord does hereby lease, demise and let to Tenant and Tenant does hereby lease and take from Landlord those certain premises (the “Leased Premises”) in the building (the “Building”) located at 5444 Westheimer, Houston, Harris County, Texas, such Leased Premises being more particularly described as follows:

Approximately 4,918 net rentable square feet (NRSF) located on the sixteenth (16th) floor of the Building, Suite 1650, as reflected on the floor plan of such Leased Premises attached hereto as Exhibit “A”.

2.	Net Rentable Area

The Building and the Leased Premises have been measured, and according to such measurement, the net rentable area (“Net Rentable Area”) in the Building is 382,369 NRSF and the Net Rentable Area in the Leased Premises is 4,918 NRSF, which calculations for the purpose of this Lease, have been stipulated to by Landlord and Tenant.

3.	Term

a.    Subject to and upon the terms and conditions set forth herein, or in any exhibit, this Lease shall continue in force for a term of 46 months (the “Term”) beginning on October 15, 2022 (the “Commencement Date”) and ending on the expiration of 46 months thereafter.

b.    Within ten (10) business days of the Commencement Date of the Term, Landlord and Tenant shall execute a declaration mutually confirming the acceptance of the Leased Premises, the Commencement Date and ending date of the Term.

4.	Use

a.    The Leased Premises shall be used and occupied by Tenant (and its permitted assignees and subtenants) solely as general, administrative and executive offices

(including such ancillary uses in connection therewith as shall be reasonably required by Tenant in the operation of its business); provided, that in no event shall any of the following be permitted in the Leased Premises: (i) offices or agencies of a foreign government or political subdivisions thereof; (ii) offices of any governmental bureau or agency of the United States or any state or political subdivision thereof; (iii) personnel agencies; (iv) customer service offices of any public utility company; (v) daycare or child care facilities; (vi) schools for students of any age, or other training or vocational centers, or other educational uses; (vii) executives suites for use by parties other than Tenant and its employees; or (viii) telemarketing call centers.

b.    The following uses shall not be permitted in the Leased Premises except to the extent they are ancillary to an otherwise permitted use: (i) data processing activities; (ii) health care activities; (iii) clerical support services; (iv) reservation centers for airlines or travel agencies;

(v) retail or restaurant use; (vi) studios for radio, television of other media; or (vii) storage.

c.    The Leased Premises shall not be used for any purpose which would, in Landlord’s reasonable opinion, lower the first-class character of the Project (defined below) or any part thereof, create unreasonable or excessive elevator or floor loads, interfere with any of the operations of the Project or any part thereof or the proper and economic heating, air-conditioning, cleaning or other servicing of the Project or any part thereof or unreasonably interfere with the use of the other areas of the Project by any other tenants.

d.    Subject to the terms and conditions of this Lease, Landlord grants Tenant, its employees, licensees and invitees a nonexclusive license for the Term to use those areas or facilities of the “Project” (which term means and includes the Building, Garage (defined below) and any other parking facilities, and the tract or tracts of land on which they are located (“Land”), the Land being described on Exhibit “A-1” attached hereto) available to and intended for the common use by the tenants of the Building, as designated from time to time by Landlord (“Common Areas”) in common with others entitled to use the Common Areas, including without limitation, Landlord and other tenants of the Building, and their respective employees and invitees, and other persons authorized by Landlord.

5.	Rent

PERIOD

ANNUAL RATE PER NET RENTABLE SQUARE FOOT

MONTHLY BASE RENTAL

Commencement Date through the last day of the 4th full calendar month after the Commencement Date (*See Section 6 below)                                                       *$18.00         *$7,377.00

First day of the 5th full calendar month after the Commencement Date through the last day of the 16th full calendar month after the Commencement Date               $18.00         $7,377.00

First day of the 17th full calendar month after the Commencement Date through the last day of the 28th full calendar month after the Commencement Date             $18.50         $7,581.92

First day of the 29th full calendar month after the Commencement Date through the last day of the 40th full calendar month after the Commencement Date             $19.00         $7,786.83

First day of the 41st full calendar month after the Commencement Date through the last day of the 46th full calendar month after the Commencement Date             $19.50         $7,991.75

Base Rental shall be due and payable, without invoice or demand, in twelve (12) equal installments each year on the first day of each calendar month during the Term. All components of Rent (defined below) owed to Landlord shall be prorated based on the actual number of days in any partial calendar month for which any Rent is due, including for the Commencement Date Month. Tenant shall be required to pay Base Rental and Tenant’s Operating Expenses (i.e., $12,057.30, which includes $7,377.00 in Base Rental and $4,680.30 in Tenant’s Operating Expense) for Month 5 of the Term upon execution of this Lease.

a.

Tenant’s Operating Expenses. In addition to the Base Rental, the Tenant shall also pay, as Rent, Tenant’s Operating Expenses (defined below). Landlord shall have the option to provide to Tenant from time to time for each upcoming calendar year (or remainder thereof, if applicable), and to the extent practicable, not later than thirty (30) days prior to the commencement of each calendar year, a statement of the Estimated Operating Expenses of the Project (defined below) and the estimated amount of Tenant’s Operating Expenses for the upcoming calendar year and Tenant shall be required to pay the monthly payment of Tenant’s Operating Expenses adjusted in accordance with any such estimate, no later than thirty (30) days’ of Landlord’s invoice for the same. Tenant shall pay Tenant’s Operating Expenses in twelve (12) equal installments each year at the same time that Tenant is obligated to pay Base Rental, or in the event Landlord makes an adjustment to Tenant’s Operating Expenses after the beginning of the calendar year affected, Tenant shall amortize and shall pay Tenant’s Operating Expenses as so adjusted through the remaining portion of the calendar year affected in equal monthly payments at the same time that Tenant is obligated to pay Base Rental.

b.

Additional Rent. Tenant shall pay all other sums of money as shall become due from and payable by Tenant to Landlord under this Lease as “Additional Rent.” Such Additional Rent shall be due and payable within thirty (30) days after delivery by Landlord to Tenant of Landlord’s invoice therefor, unless otherwise specified herein, and, as provided in this Lease, payments of Base Rental, Tenant’s Operating Expenses and Parking Charges (as defined in Section 28 below), will be due and payable on the first of each month without notice or invoice. Landlord shall have the same remedies for default in the payment of Additional Rent as are available to Landlord in the case of a default in the payment of Base Rental and Tenant’s Operating Expenses. Base Rental, Tenant’s Operating Expenses and Additional Rent are sometimes hereafter referred to as “Rent.”

c.

Payment of Rent; Late Fee. Tenant hereby agrees to pay to Landlord when due all Rent at Landlord’s address as provided herein (or such other address as may be designated by Landlord from time to time), all without invoice or demand. If the Term commences on other than the first day of a month or terminates on other than the last day of a month, then the installments of Base Rental, Tenant’s Operating Expenses and any Additional Rent for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance. If any payment of Rent is not received by Landlord when due, a late charge equal to five percent (5%) of said late payment shall be assessed by Landlord as Additional Rent, which shall be due and payable by Tenant.

6.	Abatement of Rent

Landlord agrees that Base Rental, as set forth in Section 5.a above, and Tenant’s Operating Expenses during Months 1-4 of the Term otherwise due and payable by Tenant, will be abated. The Rent abatement provided for in Section 5.a and this Section 6 is conditioned upon Tenant’s full and timely performance of all of its obligations under the Lease. If at any time during the Term, Tenant defaults, and fails to cure such default beyond the notice and opportunity to cure period, if any, then Tenant shall promptly pay to Landlord, in addition to all other amounts due under the Lease, the full amount of all Rent herein abated (the “Abated Rent”).

7.	Operating Expenses

a.

“Operating Expenses,” as said term is used herein, shall consist of all operating expenses of the Project which shall be computed on the accrual basis and shall consist of all costs incurred by Landlord to maintain all facilities in operation during any year and such additional facilities in subsequent years as may be determined by Landlord to be necessary or generally beneficial for the Project. The term “Operating Expenses” as used herein shall mean all expenses, costs and disbursements including costs to obtain and maintain LEED certification and other green programs or initiatives (but not replacement of capital investment items except as specifically provided below nor specific costs especially billed to and paid by specific tenants) of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, management and operation of the Project including but not limited to the following:

1.

Wages and salaries and related expenses and benefits of all on-site and off-site employees engaged in the supervision, operation and maintenance, or access control, of the Project and personnel who may provide traffic control relating to ingress and egress to and from the Project to the adjacent public streets and the costs (based upon fair market rental rates) of a management office in the Project.

2.	All supplies, tools, equipment and materials used in operation and maintenance of the Project.

3.

Cost of all utilities for the Project including the cost of water and power, heating, lighting, air conditioning and ventilating for the Project (excluding those costs separately paid by specific tenants).

4.

Cost of all maintenance and service agreements for the Project and the equipment therein, including, but not limited to, access control service, window cleaning, elevator maintenance, landscaping and janitorial services.

5.

Cost of all insurance relating to the Project including, but not limited to, the cost of casualty and liability insurance, worker’s compensation, group and health insurance and rental abatement insurance applicable to the Project and Landlord’s personal property used in connection therewith.

6.

All taxes and assessments which shall mean (i) all real estate taxes and assessments on the Project, and taxes and assessments levied in substitution or supplementation in whole or in part of such taxes, (ii) all personal property taxes for the Project's personal property, (iii) all franchise taxes imposed under Title 2, Subtitle F, Chapter 171 of the Texas Tax Code or any successor thereto, and (iv) all other taxes, fees or assessments now or hereafter levied by any governmental authority on the Project or its contents or on the operation and use thereof (except as relate to specific tenants); together with fees paid to property tax consultants retained by Landlord to assist Landlord with pursuing a reduction in the assessed value of the Project for real estate tax purposes; provided, that if at any time during the Term, the present method of real estate taxation or assessment shall be changed so that the whole or any part of the foregoing described taxes shall be changed and as a substitute therefor, or in lieu of an addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed or imposed by any taxing authorities wholly or partially as a capital levy or otherwise on the Project or on the rents received from the Project or the Rent reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be deemed to be included in taxes; but excluding any federal income taxes, gift taxes, inheritance and succession taxes, transfer taxes, and estate taxes. In calculating the amount of taxes to be included in Operating Expenses hereunder (a) if Landlord is part of a combined group for filing purposes, such taxes shall only include the amount of such taxes allocable to the Project, and (b) if such taxes apply to more than one property owned by Landlord, such taxes shall be limited to the amount of such taxes that would be payable if the Project were the only property of the Landlord subject to such tax. It is agreed that Tenant shall be responsible for ad valorem taxes on its personal property and on the value of leasehold improvements (if separately assessed by the appraisal district) to the extent that same exceed Building Standard (as described in Exhibit “C” hereto) allowances.

7.

Cost of repairs and general maintenance of the Project (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to preparation of space for occupancy by tenants of the Building other than Tenant).

8.

Amortization (together with reasonable financing charges) of the cost of supplying and installation of capital investment items which are intended for the purpose of reducing operating costs or which may be required by governmental authority. All such costs shall be amortized over the reasonable life of the capital investment items with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles and in no event to extend beyond the reasonable life of the Building. In the case of installations for the purpose of reducing operating costs, Landlord shall amortize such costs over a period such that the resulting annual amortization, plus reasonable financing charges, results in a charge to Operating Expenses that does not exceed the projected annual reduction in operating costs, and upon request, provide a cost justification for its practicality.

9.	Landlord’s central accounting costs and audit fees attributable to the Project.

10.

Any Operating Expense item of significant cost that is not required to be capitalized but is unexpected or does not typically recur may, in Landlord’s discretion, be amortized on a straight-line basis (together with reasonable financing charges) over a reasonable life determined in accordance with generally accepted accounting principles and in no event to extend beyond the reasonable life of the Building.

11.	Landlord’s attorneys’ fees attributable to the Project, except to the extent incurred in connection with the negotiation or enforcement of any lease of any portion of the Project.

12.	All reasonable fees paid by Landlord for property management services to the Project.

b.	Notwithstanding the foregoing, “Operating Expenses” shall not include the following:

i.	Leasing commissions, attorneys’ fees, and other expenses incurred in connection with leasing space in the Building.

ii.	Advertising and promotional expenditures for leasing and marketing the Building.

iii.

Costs incurred in renovating or otherwise improving or decorating, painting, or redecorating vacant space or space for tenants or prospective tenants of the Building, provided, however, this exclusion shall not apply to the Common Areas of the Project.

iv.

Any cost or expense to the extent that Landlord is reimbursed by any tenant, insurer, governmental authority, or other person (other than through payment of each tenant’s share of Operating Expenses) or for which any tenant or other party (including Tenant) pays third persons.

v.	Any depreciation and amortization on the Building except as permitted in subsection (8) of the list of included Operating Expenses set forth above.

vi.

Costs incurred by Landlord for repairs, alterations or replacements which are considered to be capital repairs, alterations or replacements pursuant to generally accepted accounting principles, except as permitted in subsections 7(a)(8) and 7(a)(10) above.

vii.	Debt service on any mortgages or other debt, or rent on any ground or underlying lease.

viii.	Fees, fines, or attorneys’ fees incurred due to the violation by Landlord of laws, ordinances, other governmental rules or requirements, or the terms of any lease pertaining to the Building.

ix.

Costs of Landlord’s general partnership overhead, provided, however, this exclusion shall not be applicable to the management fee described in subsection (12) of the list of included Operating Expenses set forth above.

x.	The cost of works of art exceeding $5,000.00.

c.	“Estimated Operating Expenses”, as that term is used herein, shall mean the estimated Operating Expenses from time to time as calculated by Landlord for any calendar year.

d.

“Tenant’s Share”, as that term is used herein, shall mean a fraction, the numerator of which is the Net Rentable Area in the Leased Premises and the denominator of which is the Net Rentable Area in the Building, which is agreed to be 382,369 NRSF. Landlord and Tenant stipulate that Tenant’s Share shall be 1.286%. For each calendar year of this Lease, Landlord shall provide to Tenant from time to time a statement of the estimated amount of Tenant’s Share of the total Operating Expenses (“Tenant’s Operating Expenses”) for the next succeeding calendar year. To the extent practicable, the statement shall be provided no less than thirty (30) days prior to the beginning of said calendar year, and if the estimated amount of Tenant’s Operating Expenses changes during the calendar year affected, then Landlord shall have the option to provide to Tenant from time to time one or more adjusted statements of the estimated amount of Tenant’s Operating Expenses.

e.

If the estimated amounts paid as Rent for any calendar year for Tenant’s Operating Expenses are less than Tenant’s Operating Expenses as set forth in the Annual Statement (defined below), Tenant shall pay the amount of such deficiency to Landlord within thirty (30) days after Tenant’s receipt of the Annual Statement. However, if the estimated amounts paid by Tenant for any calendar year for Tenant’s Operating Expenses are greater than Tenant’s Operating Expenses as set forth in the Annual Statement, Landlord shall, at its sole option, either refund to Tenant the amount of such overpayment within thirty (30) days after Tenant’s receipt of the Annual Statement, or apply such amounts to future installments of Rent until such amounts are exhausted.

f.

Within one hundred fifty (150) days (or as soon thereafter as reasonably practicable) after the expiration of a calendar year all or any portion of which is within the Term, Landlord shall deliver to Tenant a written statement itemized in reasonable detail and certified to by Landlord, showing the actual Operating Expenses for such calendar year and a statement of Tenant’s Operating Expenses for such year (“Annual Statement”).

g.

Notwithstanding any other provision herein to the contrary, it is agreed that in the event the Building is not fully occupied or leased during any year the Operating Expenses for such year shall be calculated for such year as though the Building had been fully occupied during such year.

h.

Notwithstanding any other provision herein to the contrary, (i) if there is an actual change in the allocable Common Areas of the Project, then Landlord may recalculate Operating Expenses and other amounts affected by such change, effective as of the date of any such change, and (ii) if there is an actual change in the size of the Leased Premises or in the Net Rentable Area of the Building, then Landlord may recalculate Tenant’s Share as the ratio of the Net Rentable Area of the Leased Premises to the Net Rentable Area of the Building, effective as of the date of any such change.

8.	Security Deposit

Tenant hereby agrees to pay Landlord a security deposit of $12,057.30 (“Security Deposit”) payable on the date this Lease is executed by Tenant. Upon the occurrence of any event of default by Tenant, Landlord may in its sole election, without prejudice to any other remedy, apply the Security Deposit to the extent necessary to make good any arrears of Rent, or to any other damage, injury, expense or liability owed by Tenant to Landlord hereunder. In the event Landlord uses the Security Deposit to pay any Rent or other sums due under this Lease, Tenant agrees to immediately repay such sums to Landlord so as to fully replenish the Security Deposit. Landlord, upon expiration of this Lease, may withhold from the Security Deposit sums for damage to the Leased Premises or for unpaid Rent. The Security Deposit, less any sums properly withheld by Landlord, shall be returned by Landlord to Tenant within sixty (60) days after the expiration of this Lease accompanied by a written statement of any funds withheld by Landlord. Notwithstanding anything to the contrary contained herein, the Security Deposit shall not be considered an advance payment of Rent or a limitation of Landlord’s damages in case of default by Tenant.

9.	Utilities

Landlord agrees to use reasonable efforts to cause public utilities to furnish the electricity, gas and water utilized in operating any and all facilities serving the Leased Premises subject to the provisions set forth below.

10.	Building Services

a.	Landlord agrees to furnish to Tenant the following services, the cost of which is included in Operating Expenses:

i.

Hot and cold water at those points of supply provided for general use of other tenants in the Building and central heat and air conditioning, at such temperatures and in such amounts as are considered by Landlord to be standard, during normal business hours of the Building as determined by Landlord. Tenant shall pay the costs of central heat and air conditioning requested by Tenant outside of normal business hours for the Building. As of the Execution Date of this Lease, the charge for after-hours central heat and air conditioning is $50.00 per hour per floor. Normal business hours are defined as 7:00 A.M. to 6:00 P.M. Monday through Friday and, if requested in advance by Tenant, from 8:00 A.M. to 1:00 P.M. on Saturday, except Holidays. Holidays are as follows: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. In the event a holiday falls on a Saturday or Sunday, the Building Holiday shall be the nationally recognized day either preceding or following such holiday.

ii.

Janitor services on a five (5) day week basis; provided, however, if any of Tenant’s floor coverings or other improvements are other than Building Standard, Tenant shall pay the additional cleaning cost attributable thereto plus fifteen percent (15%) for management cost recovery as Additional Rent. Tenant shall pay said Additional Rent upon presentation of a statement therefor by Landlord, and Tenant’s failure to pay shall constitute default hereunder.

iii.

Electrical facilities to furnish sufficient power for personal computers, printers, copying machines and other machines of similar low electrical consumption, but not including electricity required for special lighting in excess of Building Standard, and any other item of electrical equipment, including, without limitation, space heaters, hotplates, or other items with a heating element, (and provided that if the installation or operation of said electrical equipment requires additional air conditioning capacity above that provided by the Building Standard system, then the additional air conditioning installation and operating costs will be the obligation of Tenant). Tenant shall not install or cause to be installed any utility service meter, electrical panel box, air-conditioning equipment, electronic data processing machine, or any other similar equipment of high electrical consumption without the prior written consent of Landlord.

iv.	All Building Standard fluorescent bulb (and ballast) replacement in all areas and all incandescent bulb replacement in public areas, rest room areas and stairwells.

v.	Non-exclusive elevator service to the Leased Premises during normal business hours; and at least one elevator serving the Leased Premises available for use at all times.

b.

Failure by Landlord to any extent to furnish the foregoing defined services, or any cessation thereof, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor work an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Additionally, should any of the equipment or machinery used in connection with the Project break down, or for any cause cease to function properly, Tenant shall have no claim for rebate or abatement of rent or damages on account of an interruption in service occasioned thereby or resulting therefrom.

11.	Keys and Locks; Access Cards

a.

Landlord agrees to furnish, at Landlord’s cost, fifteen (15) keys for each corridor door entering the Leased Premises. Additional keys will be furnished at a charge by Landlord on an order signed by Tenant or Tenant’s authorized representative. All such keys shall remain the property of Landlord. No additional locks shall be allowed on any door of the Leased Premises without Landlord’s permission, and Tenant shall not make, or permit to be made any duplicate keys, except those furnished by Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all keys of the Leased Premises, and give Landlord the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, in the Leased Premises.

b.

Landlord agrees to furnish, at Landlord’s cost, fifteen (15) initial access cards (“Building Access Cards”) for entrance to the Building after the normal hours that the Building is open. After the initial fifteen (15) Building Access Cards are issued to Tenant, all replacement Building Access Cards are at Tenant’s cost, regardless of whether such Building Access Cards are defective, worn out, lost, stolen, etc. A replacement Building Access Card will be furnished by Landlord on an order signed by Tenant or Tenant’s authorized representative and upon the cancellation of an equal number of issued and outstanding Building Access Cards. As of the date of this Lease, Landlord’s charge per Building Access Card is $20.00. All such Building Access Cards shall remain the property of Landlord.

12.	Graphics

Landlord agrees to provide and install, at Landlord’s cost, Building Standard letters or numerals at the entrance to the Leased Premises. Landlord also agrees to provide and install, at Landlord’s expense, a listing of Tenant’s name and office number on the Building Directory. No signs, numerals, letters or other graphics shall be used or permitted on the exterior of, or which may be visible from outside the Leased Premises unless approved in writing by Landlord.

13.	Peaceful Enjoyment

Landlord covenants that Tenant shall, and may peacefully have, hold and enjoy the Leased Premises, subject to the other terms hereof, provided that Tenant pays the Rent and all other sums herein recited to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownerships of the Landlord’s interest hereunder.

14.	Repairs by Landlord

Landlord shall maintain the Common Areas of the Project, the Building’s structure and the Building’s utility systems in reasonably good order and condition at Landlord’s expense, except as may be included in Operating Expenses. Unless otherwise stipulated herein, Landlord shall not be required to make any improvements to or repairs of any kind or character on the Leased Premises during the Term, except such repairs as may be deemed necessary by Landlord for normal maintenance operations. The obligation of Landlord to maintain and repair the Leased Premises shall be limited to Building Standard items. Special leasehold improvements shall, at Tenant’s written request, be maintained by Landlord at Tenant’s expense, at a cost or charge equal to the costs incurred in such maintenance plus an additional charge to cover Landlord’s overhead.

15.	Payments by Tenant

Tenant agrees to pay all Rent and sums provided to be paid to Landlord hereunder at the times and in the manner herein provided.

16.	Repairs by Tenant

Tenant will be responsible for the cost and expense to repair or replace any damage or injury done to the Building or the Project (outside the Leased Premises), or any part thereof, caused by Tenant or Tenant’s agents, contractors, employees, invitees, or visitors. Landlord will make such repairs or replacements, and any reasonable sums expended by Landlord shall be considered Additional Rent to be paid by Tenant within thirty (30) days after written demand.

17.	Care of the Leased Premises

Tenant agrees to not commit or allow any waste or damage to be committed on any portion of the Leased Premises and at the termination of this Lease, by lapse of time or otherwise, to deliver up said Leased Premises to Landlord in as good condition as at date of possession by Tenant, ordinary wear and tear excepted, and upon such termination of this Lease, Landlord shall have the right to re-enter and resume possession of the Leased Premises.

18.	Assignment or Sublease

a.

In the event Tenant should desire to assign this Lease or sublet the Leased Premises or any part thereof, or to grant a license or permit the use or occupancy of any part of the Leased Premises to any other party, Tenant agrees to give Landlord written notice of such desire (and the proposed effective date thereof) at least sixty (60) days in advance of the date on which Tenant desires to make such assignment, sublease or other arrangement. The notice must include the name of the proposed transferee, the nature of the business to be conducted by the proposed transferee, current financial information on the proposed transferee, the terms and provisions of the proposed assignment, sublease or other agreement (including a copy of the proposed documentation pertaining to the proposed transfer), and, if the transaction is a sublease that pertains to only a portion of the Leased Premises (“Partial Sublease”), information regarding access and construction issues that must be addressed to facilitate the Partial Sublease. Landlord shall then have a period of thirty (30) days following receipt of such notice within which to notify Tenant in writing that Landlord elects either: (i) in the case of a Partial Sublease, to terminate this Lease as to the space so affected as of the date so specified by Tenant in which event Tenant will be relieved of all further obligation hereunder as to such space (provided, however that Tenant will be responsible for the costs to demise the terminated space), or (ii) to permit Tenant to assign this Lease, sublet such space, or enter into any other occupancy agreement, subject, however, to written approval of the proposed transferee by Landlord (in accordance with subsections (b) or (c) below), or (iii) to refuse to consent (in accordance with subsections (b) or (c) below) to Tenant’s assignment of this Lease or sublease or other transfer of such space and to continue this Lease in full force and effect as to the entire Leased Premises. If Landlord should fail to notify Tenant in writing of such election within the stated thirty (30) day period, Landlord shall be deemed to have elected option (iii) above. Furthermore, if Landlord consents to Tenant’s transfer, Tenant agrees that any profit realized by Tenant as a result of such assignment or sublease (meaning the consideration agreed upon between Tenant and said assignee or subtenant and the difference between the rental rate agreed upon between Tenant and said subtenant and the Rent then required to be paid under this Lease multiplied by the number of months in the term of the sublease, as applicable), shall, to the extent such profit is immediate, be due and payable by Tenant to Landlord upon the execution of an agreement, and, to the extent such profit is deferred, be payable to Landlord by said assignee or subtenant as it accrues.

b.

In making its determination if Landlord will give its consent pursuant to this Section 18, Landlord agrees that Landlord will not unreasonably withhold such consent. Landlord and Tenant acknowledge that it would be reasonable for Landlord to withhold its consent in any of the following instances: (1) the net worth and other evidence of creditworthiness of the proposed transferee is less than that of the Tenant both as of the date of this Lease and at the time of the transfer; (2) the proposed transferee is a governmental agency; (3) Landlord has received from any prior landlord to the proposed transferee a materially negative report concerning such prior landlord’s experience with the proposed transferee; (4) Landlord has experienced previous defaults by or is in litigation with the proposed transferee; (5) the proposed transferee is a current tenant of the Building or an entity with whom Landlord is negotiating to lease space in the Building; (6) the proposed assignment, sublease or other agreement would cause a violation of another lease for space in the Building or would give an occupant of the Building a right to terminate or cancel its lease; (7) Landlord is not satisfied with the form of assumption of lease, sublease or other documentation; or (8) a default exists under this Lease.

c.

In the case of a proposed transfer to an Affiliate, defined for purposes of this section as any person or entity that controls, is controlled by, or is under common control with Tenant (for purposes hereof, “control” shall mean ownership of not less than 50% of all of the voting stock or legal and equitable interest in the entity in question), Landlord and Tenant acknowledge that it would be reasonable for Landlord to withhold its consent in any of the following instances: (1) the net worth and other evidence of creditworthiness of the Affiliate is less than that of the Tenant both as of the date of this Lease and at the time of the assignment or sublease; (2) Landlord is not satisfied with the form of assumption of lease or sublease documentation; or (3) a default exists under this Lease.

d.

No consent by Landlord to any assignment, sublease or other agreement shall be deemed to be consent to a use not permitted under this Lease, to any act in violation of this Lease, or to any other or subsequent transfer, and no assignment, sublease or other agreement by Tenant shall relieve Tenant of any obligation under this Lease. Any attempted transfer by Tenant in violation of the terms and covenants of Section 18 shall be void.

19.	Use, Alterations, Addition, Improvements, and Surrender of Leased Premises

a.

Tenant agrees that it shall not permit the Leased Premises to be used for any purpose other than that stated in the use clause hereof, or make or allow to be made any alterations or physical additions in or to the Leased Premises (except as provided in the Work Letter), or place signs on the Leased Premises which are visible from outside the Leased Premises, or place safes, vaults or other heavy furniture or equipment within the Leased Premises, without first obtaining the written consent of Landlord. Any and all such alterations, physical additions, or improvements, when made to the Leased Premises by Tenant, shall at once become the property of Landlord and shall be surrendered to Landlord upon termination of this Lease by lapse of time or otherwise; provided, however, this clause shall not apply to movable equipment or furniture owned by Tenant. Tenant agrees specifically that no food, soft drink or other vending machine or cooking equipment will be installed within the Leased Premises without the written consent of Landlord.

b.

Upon termination of this Lease, Tenant shall surrender and vacate the Leased Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear and tear excepted. Tenant shall be entitled to remove from the Leased Premises all movable personal property of Tenant, Tenant’s trade fixtures and such Tenant alterations which at the time of their installation Landlord and Tenant agreed may be removed by Tenant. Tenant shall also remove such other Tenant alterations as required by Landlord, including, but not limited to, any Tenant alterations containing Hazardous Substances (as defined herein) and any Tenant alterations which Landlord notified Tenant in writing of such removal requirement at the time Tenant asked Landlord specifically in writing whether removal would be required. Tenant immediately shall repair all damage resulting from removal of any of Tenant’s property, furnishings or Tenant alterations, shall close all floor, ceiling and roof openings created by or for Tenant and shall restore the Leased Premises to a tenantable condition as reasonably determined by Landlord. If any of the Tenant alterations which were installed by Tenant involved the lowering of ceilings, raising of floors or the installation of specialized wall or floor coverings or lights, then Tenant shall also be obligated to return such surfaces to their condition prior to the commencement of this Lease. In addition, if any wiring, or cable or electrical lines which are not customary for general office use at the time of their installation have been installed in, or to provide service to, Tenant within the Leased Premises, Tenant, unless instructed otherwise by Landlord in writing, shall at Tenant’s sole cost and expense, remove all such wiring, cable or electrical lines which are not customary for general office use at the time of their installation, and restore the Leased Premises to the same condition as at the commencement of the Term in a clean, good and tenantable condition, ordinary wear and tear excepted. In the event possession of the Leased

Premises is not delivered to Landlord when required hereunder, or if Tenant shall fail to remove those items described above, Landlord may, at Tenant’s cost and expense, remove any of such property therefrom without any liability to Tenant, and undertake, at Tenant’s sole cost and expense, such restoration work as Landlord deems necessary or advisable. All property which may be removed from the Leased Premises by Landlord shall be conclusively presumed to have been abandoned by Tenant if not claimed after five (5) days. Tenant shall also reimburse Landlord for all costs and expenses incurred by Landlord in removing any of Tenant alterations and in restoring the Leased Premises to the condition required by this Lease at the date this Lease terminates.

20.	Legal Use and Violations of Insurance Coverage

Tenant agrees to not occupy or use, or permit any portion of the Leased Premises to be occupied or used for any business or purpose which is unlawful, disreputable or deemed to be extra-hazardous on account of fire, or permit anything to be done which would in any way increase the rate of fire or liability or any other insurance coverage on the Project and/or its contents, including but not limited to the use, storage, disposal or transportation of Hazardous Substances other than office supplies and similar substances commonly found in commercial office buildings in quantities or concentrations that do not violate any legal requirement.

21.	Laws, Regulations and Rules of the Building

a.

Tenant covenants to comply with all laws, ordinances, rules and regulations (state, federal, municipal and other agencies or bodies having any jurisdiction thereof) relating to the use, condition or occupancy of the Leased Premises. Tenant will comply with the rules (“Rules and Regulations” attached hereto as Exhibit “B”) adopted and altered by Landlord from time to time for the safety, care and cleanliness of the Leased Premises, the Building and the Project and for preservation of good order therein, all of which will be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant. Tenant agrees that it will not protest or appeal any appraisal or re-appraisal of the Leased Premises or all or any portion of the Project before any governmental authority and Tenant hereby waives any right to receive notices of re- appraisal pursuant to all laws.

b.

Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §§ 12101, et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Leased Premises and the Building depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (A) Landlord shall be responsible for implementing ADA Title III compliance in (i) the Common Areas as part of Operating Expenses (except as provided in subclause (C) of this subsection below); and (ii) the restrooms and elevator call buttons located in the elevator lobbies within the Leased Premises, (B) Tenant shall be responsible for ADA Title III compliance in the Leased Premises, including any leasehold improvements or other work to be performed in the Leased Premises under or in connection with this Lease (except for restrooms and elevator call buttons located in the elevator lobbies within the Leased Premises which shall be Landlord’s obligation), (C) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by alterations in the Leased Premises, and (D) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the Common Areas necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Leased Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

c.

Landlord and Tenant acknowledge that the Texas Architectural Barriers Act, Art. 9102, Tex. Civ. Stat. Ann. (1994), and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as “TABA”) establish requirements for accessibility and barrier removal. The parties hereby agree that: (1) Tenant shall be responsible for compliance with TABA, including, without limitation, submission (through the Property manager) of required plans and documents to the State of Texas for approval of accessibility design features, in connection with the work set forth in the Work Letter, if any, and any other construction or alterations to the Leased Premises during the Term, except that Landlord agrees to be responsible for such compliance in connection with any work done by Landlord hereunder, and (2) Landlord shall be responsible for compliance with TABA, including, without limitation, submission of required plans and documents to the State of Texas for approval of accessibility design features, in connection with construction or alterations to the Common Areas and the work required of Landlord hereunder, except that Tenant agrees to be responsible for such compliance in connection with any such work with respect to the Common Areas outside the Leased Premises which may be necessitated solely as a result of Tenant’s use of the Leased Premises.

22.	Entry in Leased Premises

Tenant agrees to permit Landlord or its agents or representatives to enter into and upon any part of the Leased Premises at all reasonable hours to inspect the same, clean or make repairs, alterations or additions to the Project, and, during the last twelve (12) months of the Term (unless Tenant has previously exercised its option to renew), show the Leased Premises to prospective tenants, as Landlord may deem necessary or desirable. In connection with any repairs, maintenance, improvements or alterations, in or about the Project, Landlord may erect scaffolding and other structures reasonably required, and during such operations may enter upon the Leased Premises and take into and upon or through the Leased Premises, all materials required to make such repairs, maintenance, alterations or improvements, and may close public entry ways, other public areas, restrooms, stairways or corridors, and Tenant shall not be entitled to any abatement or reduction of Rent by reason thereof.

23.	Nuisance

Tenant agrees to conduct its business and control its agents, employees, invitees, and visitors in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Project.

24.	Subordination to Mortgage

Tenant agrees that this Lease is subject and subordinate to each mortgage (an “Underlying Mortgage”) and each underlying financing or ground lease (an “Underlying Lease”) which may now or subsequently affect Landlord’s interest in the Project. In the event of the enforcement by the holder of any Underlying Mortgage of the remedies provided for by law or by such Underlying Mortgage, or in the event of the termination of an Underlying Lease, Tenant shall, upon request of any person succeeding to the interest of such holder or upon the request of the landlord under such Underlying Lease, automatically become the tenant of such successor in interest or such landlord, as the case may be, without change in the terms or provisions of this Lease; provided, that neither such successor in interest nor such landlord shall be: (i) bound by any payment of the Base Rental or Tenant’s Operating Expenses for more than one month in advance except prepayment in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) bound by any amendment or modification of this Lease made without the consent of such successor in interest or such landlord; or (iii) liable for any act or omission of a prior landlord under this Lease.

25.	Estoppel Certificate

Within ten (10) business days after request therefor by Landlord, Tenant shall:

a.

execute estoppel certificates addressed to: (i) any mortgagee or prospective mortgagee of Landlord, (ii) any purchaser or prospective purchaser of all or any portion of, or interest in, the Project, or (iii) any investor in the Project, certifying to the best of Tenant’s knowledge: (A) that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying such modifications and certifying that the Lease, as modified, is in full force and effect); (B) the dates to which the Base Rental and Tenant’s Operating Expenses have been paid; (C) that the Landlord is not in default under any provision of this Lease (or if Landlord is in default, specifying each such default); (D) the address to which notices to Tenant shall be sent; and (E) other matters as such mortgagee(s), purchaser(s) or investor may reasonably require, and in the form of estoppel certificate that such mortgagee(s), purchaser(s) or investor may require; and

b.	deliver to Landlord such information regarding the net worth and financial condition of Tenant as Landlord may reasonably request in connection with such mortgage, sale or investments.

26.	Leasehold Improvements

a.

Subject to the terms and conditions of this Lease, including, but not limited to, construction of the initial Leasehold Improvements, Tenant is leasing the Leased Premises in an “as-is” condition that existed as of the date of this Lease. Tenant and Landlord shall comply with and be bound by the provisions of the Work Letter regarding construction of the initial Leasehold Improvements.

b.

Tenant shall not be deemed to be the agent or representative of Landlord in making any alterations, physical additions or improvements to the Leased Premises, and shall have no right, power or authority to encumber any interest in the Project in connection therewith. However, should any mechanics’ or other liens be filed against any portion of the Project or any interest therein by reason of Tenant’s acts or omissions or because of a claim against Tenant or its contractors, Tenant shall cause the same to be cancelled or discharged of record by bond or otherwise within ten (10) days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said ten (10) day period, which failure shall be deemed to be a default hereunder, Landlord may, at its sole option and in addition to any other remedy of Landlord hereunder, cancel or discharge the same and upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all costs incurred in canceling or discharging such lien or liens.

c.

Tenant shall pay all ad valorem taxes (if separately assessed by the appraisal district), and increased insurance premiums that are payable on account of any leasehold improvements that are above Building Standard.

27.	Limitation of Landlord’s Personal Liability

Tenant specifically agrees to look solely to Landlord’s interest in the Project for the recovery of any judgment from Landlord, it being agreed that Landlord (and its partners and shareholders) shall never be personally liable for any such judgment. Tenant waives all rights to claim a lien under §91.004(b) of the Texas Property Code or any other law against the rent, the Project or Landlord’s property.

28.	Parking

a.

Tenant shall, at all times during the Term, have parking rights for fifteen (15) unreserved parking spaces (each a “Parking Space”) in the parking garage adjacent to the Building (the “Garage”). No specific spaces in the Garage are to be assigned to Tenant, but Landlord will issue to Tenant the aforesaid number of parking stickers, each of which will authorize parking in the Garage of a vehicle on which the sticker is displayed, or Landlord will provide a reasonable alternative means of identifying and controlling vehicles authorized to park in the Garage. Landlord may designate the area or areas of the Garage within which each such vehicle may be parked, and Landlord may change such designations from time to time. Landlord may make, modify and enforce rules and regulations relating to the parking of vehicles in the Garage, and Tenant will abide by and cause its agents, employees and invitees to comply with such rules and regulations. Landlord may provide parking for visitors to the Building in an area designated by Landlord and in a capacity determined by Landlord to be appropriate for the Building. Landlord reserves the right to charge and collect a fee for parking in the visitor parking area in an amount determined by Landlord to be appropriate. Landlord, at its sole discretion, may change the designated area for the visitor parking and the fee to be charged for its use.

b.

As the charge for said Parking Spaces (“Parking Charges”), Tenant covenants and agrees to pay Landlord during the Term, as Additional Rent hereunder, $50.00 for each unreserved Parking Space leased hereunder, such sum to be payable monthly in advance on the first day of each and every calendar month during the Term, and a pro rata portion of such sum shall be payable for the first and last partial calendar month of the Term in the event the Term commences on a date other than the first day of a calendar month. Tenant’s obligation to pay the Parking Charges shall be considered an obligation to pay Rent for all purposes hereunder and shall be secured in like manner as is Tenant’s obligation to pay Rent. Default in payment of such Parking Charges shall be deemed a default in payment of Rent. All Parking Charges are subject to applicable sales tax. Notwithstanding anything herein to the contrary, the Parking Charges for the fifteen (15) unreserved Parking Spaces in the Garage will be waived from the Commencement Date through the end of Month 16 of the Term.

c.

Landlord agrees to furnish, at Landlord’s cost, one access card (“Garage Access Card(s)”) for each Parking Space leased for entering the Garage. Tenant and Landlord stipulate that, as of the date of this Lease, the access card system utilized by Landlord for the Project permits the programming of each Building Access Card for access to the Garage, and each Building Access Card programmed for access to both the Building and Garage will be a “Garage Access Card” for purposes of this Section 28.c; it being understood that as of the date of this Lease, Landlord will not issue separate Building Access Cards and Garage Access Cards. Landlord reserves the right to change the system of access to the Garage and/or the Building, at Landlord’s expense, which may result in a different access card system for entry to the Building and/or the Garage.

d.

One of the unreserved Parking Spaces allocated to Tenant in Subsection (a) above may be converted to a reserved space in the Garage, at a cost of $80.00 per reserved space per month, plus applicable sales tax. Except as set forth otherwise in the preceding sentence, the same provisions set forth above in Subsections (a) and (b) apply to the reserved space, except that there will be no abatement or waiver of the Parking Charges for any reserved space. Tenant must give at least thirty (30) days' prior written notice to Landlord of its desire to so convert one unreserved space to a reserved space.

29.	Condemnation

Landlord and Tenant agree that if the Leased Premises is taken or condemned for any public purpose to such an extent as to render the Leased Premises untenantable, this Lease shall, at the option of either party, forthwith cease and terminate. Provided however, in the event that the Leased Premises is partially taken or condemned for any public purpose and the remainder of the Leased Premises is tenantable and may be reasonably used by Tenant for the operation of Tenant’s business, then at the option of Landlord, this Lease will continue in full force and effect, the Rent hereunder shall be reduced based upon the percentage of the Leased Premises rendered untenantable, and Landlord and Tenant agree to execute any amendment to the Lease necessary to carry out the purpose of this provision. All proceeds from any taking or condemnation of the Leased Premises shall belong to and be paid to Landlord, provided however, so long as there is no diminution of Landlord’s award as a result, that Tenant may file a separate claim with any third party other than Landlord in connection with the taking or condemnation to seek a separate award in respect of the loss, if any, to Tenant’s alterations or improvements paid for by Tenant without any credit or allowance from Landlord, and for any personal property, equipment and trade fixtures of Tenant affected by such condemnation.

30.	Damages from Certain Causes

Landlord and Tenant agree that Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person, whether or not foreseeable, occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, act of terrorism, court order, requisition or order of governmental body or authority, a failure to act or delay of any governmental body or authority, as with respect to issuing a required permit, or any cause beyond Landlord’s reasonable control, or for any damage or inconvenience which may arise through repair or alteration of any part of the Project.

31.	Lien for Rent

In consideration of the mutual benefits arising under this Lease, Tenant hereby grants to Landlord a lien and security interest on all property of Tenant now or hereafter placed in or upon the Leased Premises, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all Rent and other sums agreed to be paid by Tenant herein. The provisions of Section 31 relating to said lien and security interest shall constitute a security agreement under Article 9 of the Texas Business and Commerce Code (“Code”) so that Landlord shall have and may enforce a security interest on all property of Tenant now or hereafter placed in or on the Leased Premises, including but not limited to all fixtures, machinery, equipment, furnishings and other articles of personal property now or hereafter placed in or upon the Leased Premises by Tenant. Tenant agrees to execute as debtor such financing statement or statements as Landlord may now or hereafter reasonably request in order that such security interest or interests may be protected pursuant to said Code. Landlord may at its election at any time file a copy of this Lease as a financing statement. Landlord, as secured party, shall be entitled to all of the rights and remedies afforded a secured party under said Code in addition to and cumulative of the Landlord’s liens and rights provided by law or by the other terms and provisions of this Lease.

32.	Holding Over

In the event Tenant fails to vacate the Leased Premises upon expiration or termination of this Lease without the written consent of Landlord, Tenant shall be considered a holdover Tenant. Thereafter this Lease shall be considered a tenancy at sufferance upon the same terms as set forth in this Lease except the Base Rental shall be equal to two times the Base Rental set forth herein, and any extension or renewal options shall be null and void. No holding over by Tenant after the termination of this Lease shall be construed to extend the Lease; in the event of any unauthorized holding over, Tenant shall indemnify Landlord against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Leased Premises effective after the termination of this Lease.

33.	Casualty Clause

In the event of a fire or other casualty in the Leased Premises, Tenant shall immediately give notice thereof to Landlord. If the Leased Premises, through no fault or neglect of Tenant, its agents, employees, invitees or visitors, shall be partially destroyed by fire or other casualty so as to render the Leased Premises untenantable, the Rent provided for herein shall abate thereafter until such time as the Leased Premises are made tenantable as determined by Landlord (but in no event shall Landlord’s obligation exceed Building Standard Improvements). In the event of the complete destruction of the Leased Premises without fault or neglect of Tenant, its agents, employees, invitees or visitors, then Landlord or Tenant may terminate this Lease and all Rent owed up to the time of such damage, destruction or termination shall be paid by Tenant and thenceforth this Lease shall cease and come to an end. In the event of partial or complete destruction of the Leased Premises or the Project or a portion thereof from any cause and Landlord elects not to rebuild, then Landlord or Tenant may terminate this Lease and all Rent owed up to the time of such damage, destruction, or termination shall be paid by Tenant and thenceforth this Lease shall cease and come to an end.

34.	Attorneys’ Fees; Conflicts; Venue

a.

In any action or proceeding brought by Landlord or Tenant regarding the performance of any of the terms, covenants, agreements or conditions contained in this Lease, including a forcible entry and detainer action by Landlord in connection with a default by Tenant, Landlord and Tenant agree that the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees, investigations and other costs, and court costs.

b.	This Lease is a Texas contract, and all of the terms hereof shall be construed according to the laws of the State of Texas without giving effect to its conflict of law provisions.

c.	Venue for any and all disputes in anyway relating to, arising under, connected with, or incident to this Lease shall lie exclusively in Harris County, Texas.

35.	Amendments

This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties hereto.

36.	Assignment by Landlord

Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Project and property referred to herein, and in such event and upon such transfer (any such transferee to have the benefit of, and be subject to, the provisions of Sections 13 and 27 hereof) no further liability or obligation shall thereafter accrue against Landlord hereunder or under any agreement relating to this Lease.

37.	Default by Tenant

The occurrence of any of the following shall constitute a material default and breach of the

Lease:

a.	A failure by Tenant to pay Rent or Additional Rent or to make any other payment required to be made by Tenant under this Lease;

b.

A failure by Tenant to perform any other obligation, covenant, or condition which Tenant is required to observe and to perform, and such default shall continue for twenty (20) days after Landlord sends written notice to Tenant; provided, however, that if Landlord has given Tenant a notice of the same or substantially the same default under this subsection two (2) times, and if the same or substantially the same defaults occurs again, Landlord will not be obligated to give Tenant any further notices prior to exercising any of Landlord’s remedies under this Lease; and

c.

Landlord may treat the occurrence of any one or more of the following events as an immediate and material breach and default of this Lease (provided that no such described levy, execution, legal process or petition filed against Tenant shall constitute a breach of this Lease if Tenant shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within thirty (30) days from the date of its creation, service or filing):

i.	If the interest of Tenant under this Lease is levied on under execution or other legal process;

ii.	If any petition is filed by or against Tenant to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debt or obligations hereunder;

iii.	If any petition is filed or other action taken to reorganize or modify Tenant’s capital structure if Tenant is a corporation or other entity;

iv.	If Tenant is declared insolvent according to law;

v.	If any assignment of Tenant’s property shall be made for the benefit of creditors;

vi.	If a receiver or trustee is appointed for Tenant or its property;

vii.	If Tenant abandons or vacates the Leased Premises without paying Rent during the Term;

viii.	If Tenant is a corporation or legal entity and Tenant shall cease to exist as a corporation or legal entity in good standing under applicable law; or

ix.	If Tenant is a partnership or other entity and shall be dissolved or otherwise liquidated.

38.	Remedies

In the event a default occurs on the part of Tenant as set forth above, Landlord may exercise one or more of the following described remedies, in addition to all other rights and remedies available at law or in equity, whether or not stated in this Lease, all of which are cumulative:

a.

Landlord may continue this Lease in full force and effect and shall have the right to collect Rent (and other amounts due under this Lease) when due, whether or not Tenant has vacated the Leased Premises, and whether or not Landlord has repossessed the Leased Premises, and may file suit from time to time to enforce this remedy.

b.

Landlord may continue this Lease in full force and effect and shall have the right to collect Rent (and other amounts due under this Lease) when due, and Landlord may also (but shall be under no obligation to do so by reason of this Lease) repossess the Leased Premises with or without legal process and relet them, or any part of them, to one or more third parties for Tenant’s account, and Tenant hereby expressly waives any and all claims for damages arising by reason of such repossession and reletting.

c.

Without terminating this Lease, Landlord may terminate the Tenant’s right of possession under the Lease, and repossess the Leased Premises, in which event, Landlord shall be entitled to recover as damages a sum of money equal to the total of: (i) the cost of recovering the Leased Premises, including, without limitation, attorneys’ fees and legal expenses, (ii) the unpaid Rent due and unpaid at the time of repossession of the Leased Premises, (iii) the balance of the Rent from the time of repossession of the Leased Premises through the remainder of the Term, less the fair market rental value of the Leased Premises for that period discounted to present value at a rate of eight percent (8%) per annum, (iv) any other sum of money and damages owed by Tenant to Landlord (including, without limitation, any identified in this Lease), and (v) interest thereon at the maximum non-usurious rate per annum from the due date until paid.

d.

Landlord may terminate this Lease and repossess the Leased Premises, in which event, Landlord shall be entitled to recover as damages a sum of money equal to the total of: (i) the cost of recovering the Leased Premises, including, without limitation, attorneys’ fees and legal expenses, (ii) the unpaid Rent due and unpaid at the later to occur of the time of termination or repossession, (iii) any other sum of money and damages owed by Tenant to Landlord (including, without limitation, any identified in this Lease), and (iv) interest thereon at the maximum non-usurious rate per annum from the due date until paid.

e.

Tenant shall be liable to Landlord for and shall immediately pay, as Additional Rent, all of the costs and expenses of repossession and reletting, if any, together with broker’s fees, decorations, repairs, changes, alterations and additions and the expense of any such reletting and of the collection of the Rent accruing therefrom to satisfy the Rent provided for in this Lease to be paid. Reletting can be for a period shorter or longer than the remaining Term and can be for part of or the entirety of the Leased Premises, and in no event shall Landlord be under any obligation to relet part of or the entirety of the Leased Premises. To the extent any duty or obligation to mitigate damages is applicable to Landlord, Tenant agrees that Landlord has fully complied with its duty or obligation to mitigate damages by making the Leased Premises available for rental at fair market value through a broker. On the dates such Rent is due, Tenant shall pay to Landlord a sum equal to the Rent and other amounts due under this Lease, and Landlord may, by notice to Tenant, provide Tenant credit against the Rent for any sums paid as Rent that Landlord receives from any reletting. No act by Landlord allowed by this section shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

f.

Tenant agrees that after and during a default under this Lease, Landlord may enter the Leased Premises under this provision by use of a master key, a duplicate key or any other means to the extent permitted by law and without breaching the peace and change, alter or modify the door locks or other security devices on all entry doors of the Leased Premises thereby permanently excluding Tenant and its agents, employees, contractors, directors, invitees, licensees, and invitees from the Leased Premises, and Landlord shall not be liable to Tenant for damages in connection therewith. Tenant agrees that this provision of the Lease will override and control any conflicting provisions of Sections 93.002 and 93.003 of the Texas Property Code, as well as any successor statute governing the right of a Landlord to change the door locks of a commercial Tenant.

39.	Bankruptcy

The following provisions shall apply in the event of the bankruptcy or insolvency of Tenant:

a.

In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment may only be made upon compliance with the provisions of subparts (b) and (c) below, which conditions Landlord and Tenant acknowledge to be commercially reasonable. In the event the trustee elects to reject this Lease, then Landlord shall immediately be entitled to possession of the Leased Premises, and the Leased Premises shall immediately be surrendered to Landlord, without further obligation to Tenant or the trustee.

b.

Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant’s trustee (the “Electing Party”) must provide for the Electing Party to cure or provide to Landlord adequate assurance that it will cure all monetary defaults under this Lease within fifteen (15) days from the date of assumption and it will cure all nonmonetary defaults under this Lease within thirty (30) days from the date of assumption. Landlord and Tenant acknowledge such condition to be commercially reasonable. Tenant’s cure obligation includes the obligation to pay compensation to Landlord for any actual pecuniary loss, including, without limitation, attorneys’ fees.

c.

If the Electing Party has assumed this Lease or elects to assign Tenant’s interest under this Lease to any other person, such interest may be assigned only if the intended assignee has provided adequate assurance of future performance (as herein defined), of all of the obligations imposed on Tenant under this Lease. For the purposes hereof, “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

i.

The assignee has submitted a current financial statement, certified by its chief financial officer, which shows a net worth and current and anticipated working capital available in amounts sufficient to assure the future performance by the assignee of Tenant’s obligations under this Lease; and

ii.

Landlord has obtained consents or waivers from any third parties which may be required under a lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment.

d.

Landlord’s acceptance of rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, the requirement of Landlord’s consent, Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent, or Landlord’s claim for any amount of Rent due from Tenant.

40.	Non-Waiver

Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, either in law or in equity. Landlord may collect and receive any Rent due from Tenant and the payment thereof shall not constitute a waiver of or affect any notice or demand given, suit instituted or judgment obtained by Landlord, or be held to waive, affect, change, modify or alter the rights or remedies which Landlord may have in equity or at law or by virtue of this Lease at the time of such payment.

41.	Casualty Insurance

Landlord shall maintain Causes of Loss – Special Form (or equivalent) insurance on the base building portion of the Building and on Building Standard Improvements within the Leased Premises, and in amounts determined by the Landlord in its sole discretion. Said insurance shall be at the expense of Landlord (which expense shall be an Operating Expense pursuant to Section 7(a)(5) of this Lease) and payments for losses thereunder shall be made solely to Landlord and Landlord’s mortgagees, if any. Tenant shall maintain, at its expense, Causes of Loss – Special Form (or equivalent) insurance on all of its personal property, including removable trade fixtures, located in the Leased Premises and on all additions and leasehold improvements to the Leased Premises which exceed Building Standard, with a deductible, if any, no greater than $25,000.00. If the annual premiums to be paid by Landlord shall exceed the standard rates because Tenant’s operations, contents of the Leased Premises, or leasehold improvements with respect to the Leased Premises beyond Building Standard, result in extra-hazardous exposure or increased costs, Tenant shall promptly pay the excess amount of the premium to Landlord as Additional Rent hereunder.

42.	Liability Insurance

a.

Landlord shall, at its expense (which expense shall be an Operating Expense pursuant to Section 7(a)(5) of this Lease), maintain a policy or policies of commercial general liability insurance in amounts determined by the Landlord in its sole discretion.

b.	During the Term, Tenant shall, at its sole expense, carry insurance for the benefit of the parties hereto as follows:

i.

Worker’s Compensation insurance providing coverage for statutory benefits in the state(s) where work is to be performed under this Lease and as may be required by local law in the operation area in which Tenant may become legally obligated to pay benefits.

ii.	Employers Liability insurance with limits of at least $1,000,000 each Accident for Bodily Injury by Accident and $1,000,000 each employee and policy limit for Bodily Injury by Disease.

iii.	Commercial Automobile Liability insurance covering owned, hired and non-owned vehicles with limits of at least $1,000,000 combined single limit each occurrence for bodily injury and property damage.

iv.

Commercial General Liability insurance with limits of at least $1,000,000 each occurrence and $2,000,000 General Aggregate for Bodily Injury and Property Damage combined, including designated location(s) general aggregate limit. Such insurance shall be written on an “occurrence” form and shall be endorsed to include the Leased Premises.

v.

Umbrella or Excess Liability insurance with limits of at least $2,000,000 each occurrence and aggregate where applicable in excess of the coverages and limits of the liability of the policies set forth in subsections (ii), (iii), and (iv) above.

c.	All of Tenant’s and any subtenant’s policies shall be endorsed to:

i.

Name Landlord, the manager for the Project, and their respective subsidiaries, affiliates, partnerships, directors, officers, partners and employees (“Landlord Parties”) as Additional Insureds, except this requirement shall not apply to subsections (b)(i) and (ii) above;

ii.	Waive Underwriters’ rights of subrogation or recovery against Landlord Parties;

iii.	Provide thirty (30) days’ prior written notice of cancellation of or material change in coverage to Landlord; and

iv.

Stipulate that Tenant’s insurance will be primary to and will not seek contribution from any other insurance carried by Landlord Parties, with Landlord Parties’ insurance being excess, secondary and non-contributing, and Tenant’s policies shall be appropriately endorsed.

d.

Tenant’s insurance policies required by Section 42(b) will have a deductible, if any, no greater than $25,000.00. Losses not covered by Tenant’s insurance, including but not limited to deductibles, co-insurance penalties and defense costs, shall be borne by Tenant. All of Tenant’s insurance described above shall be placed with insurance companies satisfactory to Landlord. A Certificate of Tenant’s insurance, including copies of all appropriate endorsements, and proof of Tenant’s payment of premium, shall be delivered to Landlord contemporaneously with the delivery of executed counterparts of this Lease, and thereafter, shall be mailed to Landlord within thirty (30) days of each renewal of such insurance. When requested by Landlord, Tenant shall furnish complete certified copies of all its policies to Landlord.

e.	Tenant acknowledges that Landlord requires all vendors or subcontractors hired by Tenant to provide evidence of insurance coverage prior to commencing any service in the Leased Premises.

43.	Release and Waiver; Indemnity

a.

TO THE EXTENT PERMITTED BY LAW, TENANT (A “RELEASING PARTY”) RELEASES AND WAIVES ANY CLAIMS IT MAY HAVE AGAINST THE LANDLORD PARTIES (THE “RELEASED PERSONS”) AND LANDLORD (ALSO A “RELEASING PARTY”) RELEASES AND WAIVES ANY CLAIMS IT MAY HAVE AGAINST THE TENANT (ALSO A “RELEASED PERSON”) FOR BUSINESS INTERRUPTION OR DAMAGE TO PROPERTY SUSTAINED BY THE RELEASING PARTY AS THE RESULT OF ANY ACT OR OMISSION OF THE RELEASED PERSON(S) IN ANY WAY CONNECTED WITH ANY LOSS COVERED BY INSURANCE, WHETHER REQUIRED HEREIN OR NOT, OR WHICH SHOULD HAVE BEEN COVERED BY INSURANCE REQUIRED HEREIN, INCLUDING THE DEDUCTIBLE AND/OR UNINSURED PORTION THEREOF, MAINTAINED AND/OR REQUIRED TO BE MAINTAINED BY THE RELEASING PARTY PURSUANT TO THIS LEASE. THE WAVIER OF CLAIMS CONTAINED IN THIS SECTION 43 (I) WILL SURVIVE THE END OF THE TERM AND (II) WILL APPLY EVEN IF THE LOSS IS CAUSED IN WHOLE OR IN PART BY THE ORDINARY NEGLIGENCE OR STRICT LIABILITY OF THE RELEASED PERSON(S) BUT WILL NOT APPLY TO THE EXTENT A LOSS OR DAMAGE IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE RELEASED PERSON(S).

b.

TO THE EXTENT PERMITTED BY LAW, TENANT SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE LANDLORD PARTIES AGAINST ANY CLAIM BY ANY THIRD PARTY FOR INJURY TO ANY PERSON OR DAMAGE TO OR LOSS OF ANY PROPERTY OCCURRING IN OR AROUND THE PROJECT AND ARISING FROM THE USE OR OCCUPANCY OF THE LEASED PREMISES OR FROM ANY OTHER ACT OR OMISSION OR NEGLIGENCE OF TENANT, OR TENANT’S SUBTENANTS OR ANY OF TENANT’S OR SUBTENANT’S OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS, AGENTS OR INVITEES.

c.

TO THE EXTENT PERMITTED BY LAW, LANDLORD SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS TENANT AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS AGAINST ANY CLAIM BY ANY THIRD PARTY FOR INJURY TO ANY PERSON OR DAMAGE TO OR LOSS OF ANY PROPERTY OCCURRING IN THE PROJECT AND ARISING FROM ANY ACT OR OMISSION OR NEGLIGENCE OF ANY OF THE LANDLORD PARTIES.

d.

THE INDEMNITIES CONTAINED IN THIS SECTION 43 ARE (i) INDEPENDENT OF TENANT’S AND LANDLORD’S INSURANCE (AS APPLICABLE), (ii) WILL NOT BE LIMITED BY COMPARATIVE NEGLIGENCE STATUTES OR DAMAGES PAID UNDER THE WORKERS’ COMPENSATION ACT OR SIMILAR EMPLOYEE BENEFIT ACTS, AND (iii) WILL SURVIVE THE END OF THE TERM. NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, TO THE EXTENT THE INDEMNIFIED LIABILITY, LOSS, COST, DAMAGE OR EXPENSE ARISES OUT OF THE JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, CAUSATION, RESPONSIBILITY OR FAULT OF TENANT AND LANDLORD, WHETHER NEGLIGENCE, STRICT LIABILITY, BREACH OF WARRANTY, EXPRESS OR IMPLIED, PRODUCTS LIABILITY, BREACH OF THE TERMS OF THIS LEASE OR WILLFUL MISCONDUCT, THEN THE INDEMNIFYING PARTY’S OBLIGATION TO THE INDEMNIFIED PERSONS SHALL ONLY EXTEND TO THE PERCENTAGE OF TOTAL RESPONSIBILITY OF THE INDEMNIFYING PARTY IN CONTRIBUTING TO SUCH LIABILITY, LOSS, COST, DAMAGE OR EXPENSE OF THE INDEMNIFIED PERSONS.

44.	Waiver of Subrogation Rights

Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waive (and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive) any and all rights of recovery, claim, action or cause of action, against the other, its agents, officers, or employees, for any loss or damage that may occur to the Leased Premises, or any leasehold improvements thereto, or the Project, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which could be insured against under the terms of insurance policies referred to in Section 41 hereof, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, and agrees that no insurer under such policies shall hold any right of subrogation against such other party. The insurance policies to be retained by Tenant pursuant to this Lease shall be endorsed to acknowledge the waiver in favor of Landlord Parties by the insurer under such policies of the aforementioned right of subrogation.

45.	Name of Building

Landlord may change the name of the Building at any time without notice to Tenant and Tenant shall not use the name of the Building for any purpose other than its mailing address.

46.	Notices

Any notice which may or shall be given under the terms of this Lease shall be in writing and shall be either delivered by hand, delivered by a commercially recognized express mail or messenger service, or sent by United States Mail, certified or registered, return receipt requested, postage prepaid, to the addresses set forth below. Such addresses may be changed from time to time by either party by giving written notice as provided herein. Notice shall be deemed given upon the date of delivery if by hand or messenger service (or attempted delivery if such delivery is unsuccessful), as evidenced by the records of the express mail or messenger service, as applicable, or in the case of certified or registered mail, the earlier of receipt as evidenced by the records of the return receipt or three (3) days following deposit in the mail.

For the Landlord:

Franklin Post Oak, Ltd.

5444 Westheimer, Suite 1500

Houston, Texas 77056 Attention: Property Manager

with a copy to:

Franklin Post Oak, Ltd.

c/o Tanglewood Property Group 5444 Westheimer, Suite 1435

Houston, Texas 77056 Attention: President

For the Tenant:

Orbital Infrastructure Group, Inc. 5444 Westheimer, Suite 1435

Houston, Texas 77056 Attention: William J. Clough

47.	Relocation

Tenant agrees that Landlord may substitute for the Leased Premises other premises (herein referred to as the “New Premises”) in the Building provided: (i) the New Premises shall be comparable to the Leased Premises in area; (ii) Landlord shall give Tenant at least sixty (60) days’ written notice before making such change, and the parties shall execute an amendment to the Lease confirming the change; and (iii) if Tenant shall already have taken possession of the Leased Premises, Landlord shall pay: (a) the direct, out-of-pocket, reasonable expenses of Tenant in moving from the Leased Premises to the New Premises and improving the New Premises so that they are substantially similar to the Leased Premises; and (b) up to $500.00 of costs incurred by Tenant as a result of the relocation, including without limitation costs incurred in changing addresses on stationery, business cards, directories, advertising and other such items.

48.	Survival; Entire Agreement

a.

All of Tenant’s covenants and obligations contained in this Lease which have not been performed at the time of termination of the Lease shall survive the expiration or earlier termination of this Lease. No provision of this Lease providing for termination of this Lease prior to expiration of the Term in certain events shall be construed as a limitation or restriction of Landlord’s rights and remedies at law or in equity available upon a breach by Tenant of this Lease.

b.

This Lease shall be binding upon and inure to the benefit of the successors of Landlord, and shall be binding upon and inure to the benefit of Tenant, its successors and assigns, to the extent permitted or approved by Landlord hereunder. The pronouns of any gender shall include the other genders, and either the singular of the plural shall include the other.

c.	All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

d.	Time is of the essence of this Lease.

e.

This Lease (including its exhibits) constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease, and supersedes all prior agreements, understandings, discussions and negotiations, written or oral, between the parties. There are no representations, warranties, agreements, or promises pertaining to the subject matter of in this Lease that are not contained in this Lease, and Tenant is not relying on any statements or representations of Landlord, any agent of Landlord, or any other party, that are not contained in this Lease.

49.	Real Estate Brokers

Tenant represents to Landlord that Tenant has not dealt with any broker in connection with this Lease, other than Compass RE Texas, LLC (“Tenant’s Broker”). Landlord agrees to pay Tenant’s Broker a commission pursuant to one or more separate agreements between Landlord and Tenant’s Broker. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than Tenant’s Broker, occurring by, through or under the indemnifying party. The parties acknowledge that Tanglewood Property Management Company, LLC, as property manager, is representing Landlord and Landlord's interests in such capacity.

50.	Telecommunications

a.

Landlord reserves the right as promulgated by state and federal laws, rules and regulations to oversee and manage the telecommunication issues, equipment and cabling in the Building. Tenant will notify Landlord of any telecommunication needs, requirement and issues as required or deemed necessary by the Tenant. Landlord will not unreasonably delay any request by Tenant regarding any telecommunications issues or needs. Landlord will not unreasonably deny or discriminate regarding entry to the Building by any telecommunications provider, but will seek a fair and reasonable agreement based on available space in the Building; health, safety and engineering issues and other issues that directly affect the Building and the Building’s tenants.

b.

Landlord reserves the right now or in the future to install a minimum point of entry cable facility and a cable/fiber riser system within the Building and require all telecommunication providers to equally utilize this location or area depending on the space available and utilize the cable or fiber riser system as each telecommunications provider chronologically seeks to enter the Building. If the telecommunications providers currently have equipment and cabling in the Building riser when Landlord institutes the Building cable facility, Landlord will give that telecommunications provider(s) ninety (90) days written notice that Landlord will be completing a new cable riser facility in the Building and that the telecommunications provider will be required to move to the minimum point of entry and connect to the Building’s cable riser system.

c.

Tenant agrees to indemnify and hold the Landlord, Landlord’s partners, agents, employees and contractors harmless from all liabilities and damages regarding telecommunication services and issues as well as the telecommunications riser facility installed or present in the Building by any telecommunications company or provider.

d.

Telecommunications will evolve and increase in need during the Term. Landlord will use commercially reasonable efforts to accommodate all reasonable needs and requirements of all tenants and all telecommunications providers.

51.	Fees for Tenant Requested Forms

During the Term, Tenant may request certain specific forms which may be necessary for Landlord to prepare, review, consent or approve.

The fees for such forms are as follows:

Form         Fee per occurrence

Landlord’s Waiver & Consent         $1,500.00

Sub-Lease Agreement         $1,500.00

Miscellaneous Amendments (e.g., Tenant name change,         $1,500.00

early termination, or any document that does not create at least six months of additional Base Rental income for the Landlord)

Review of remodeling plans for any modification of

the Leased Premises         $25.00 per sheet

not to exceed $200.00

Any form requiring lender approval or involvement         Costs of lender and any

attorney fees plus 15% Landlord administrative fee

52.	Force Majeure

In the event that Landlord shall be delayed in the performance of any obligation hereunder as a result of strikes, lockouts, shortages of labor, fuel or materials, acts of God, legal requirements, fire or other casualty, or any other cause beyond the control of Landlord (collectively, “Force Majeure”), then the performance of such obligation shall be excused for the period of such delay, and the period for the performance of such obligation shall be extended by the number of days equivalent to the number of days of such delay. Landlord shall in no event be required to settle or compromise any strike, lockout or other labor disputes, the resolution thereof being within the sole discretion of Landlord.

53.	Hazardous Substances

a.

The term “Hazardous Substance(s)” as used in the Lease, is defined as any element, compound, mixture, solution, particle or substance, which presents danger or potential danger for damage or injury to health, welfare or to the environment including, but not limited to:

(i) those substances which are inherently or potentially radioactive, explosive, ignitable, corrosive, reactive, carcinogenic or toxic and (ii) those substances which have been recognized as dangerous or potentially dangerous to health, welfare or to the environment by any federal, municipal, state, county or other governmental or quasi-governmental authority and/or any department or agency thereof.

b.	At all times during the Term, Tenant shall:

i.

promptly comply at Tenant’s own cost and expense, with all laws, orders, rules, regulations, certificates of occupancy, or other requirements, as the same now exist or may hereafter be enacted, amended or promulgated, of any federal, municipal, state, county or other governmental or quasi-governmental authorities and/or any department or agency thereof relating to the manufacturing, processing, distributing, using, producing, treating, storing (above or below ground level), disposing or allowing to be present Hazardous Substances in or about the Leased Premises or the Project.

ii.

indemnify and hold Landlord, its agents and employees, harmless from any and all demands, claims, causes of action, penalties, liabilities, judgments, damages (including consequential damages) and expenses including, without limitation, court costs and reasonable attorneys’ fees incurred by Landlord as a result of (x) Tenant’s failure or delay in properly complying with such law, order, rule, regulation, certificate of occupancy or other requirement referred to in Section 53(b)(i) above or (y) any adverse effect which results from the presence of any Hazardous Substance in or about the Leased Premises caused by Tenant or Tenant’s agents, employees, contractors or any other person claiming under Tenant, with or without Tenant’s consent. If any action or proceeding is brought against Landlord, its agents or employees by reason of any such claim, Tenant, upon notice from Landlord, will defend such claim at Tenant’s expense with counsel reasonably satisfactory to Landlord.

iii.	not permit the presence of any chlorinated solvent in or about the Leased Premises or the Project.

54.	Certification Related to Executive Order 13224 and the USA PATRIOT Act

Neither Tenant, nor to Tenant’s knowledge, any of Tenant’s officers, directors, shareholders, partners, members or associates, and no other direct or indirect holder of any equity interest in Tenant, is an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of United States Presidential Executive Order 13224 issued on September 24, 2001 (“Executive Order”); (ii) whose name appears on the U.S. Department of the Treasury, Office of Foreign Assets Control’s (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, www.treas.gov/ofac/; (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in the Executive Order; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”). Tenant covenants and agrees to use commercially reasonable efforts to ensure that neither Tenant, nor any of its officers, directors, shareholders, partners, members or associates, and no other direct or indirect holder of any equity interest in Tenant will: (a) conduct any business, or engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (b) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. On request by Landlord from time to time, Tenant further covenants and agrees promptly to deliver to Landlord any such certification or other evidence as may be requested by Landlord in its sole and absolute discretion, confirming that, to Tenant’s knowledge, no violation of this section shall have occurred.

55.	Counterparts

This Lease may be executed in one or more counterparts each of which shall be deemed an original and when taken together shall constitute one agreement.

56.	Authority

Tenant covenants and warrants that it has the authority to enter into this Lease and that all corporate or other authorizations required under Tenant’s governance documents have been obtained prior to the execution of this Lease.

57.	Waiver of Jury Trial

Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter whatsoever arising out of, or in any way connected with, the Lease, the relationship of Landlord and Tenant created hereby, Tenant’s use or occupancy of the Leased Premises, and/or any claim for injury or damage. Landlord and Tenant acknowledge to each other that Landlord and Tenant are not in a significantly disparate bargaining position.

58.	Renewal Option

a.

So long as (i) no default exists under this Lease, and (ii) Tenant leases the entire Leased Premises of 4,918 NRSF, Tenant is hereby granted the option to renew the term of this Lease for one (1) additional period of thirty-six (36) months (the “Renewal Term”) to commence at the expiration of the Initial Term.

b.

Tenant shall exercise its option to renew as follows: Tenant shall deliver written notice (“Renewal Notice”) to Landlord of its intention to renew at least nine (9) months, but not earlier than twelve (12) months, prior to the expiration of the Initial Term, which Renewal Notice must be accompanied by current financial information regarding Tenant. If Landlord is not satisfied with Tenant’s financial condition, Landlord will send Tenant notice thereof, and Tenant shall not be entitled to exercise this renewal option. If Landlord is satisfied with Tenant’s financial condition, within thirty (30) days of Landlord’s receipt of Tenant’s Renewal Notice, Landlord shall notify Tenant in writing of the Market Base Rental Rate (hereinafter defined) for the Renewal Term that Tenant shall pay. Within forty-five (45) days after receipt of such written notice from Landlord, Tenant shall, if it elects, deliver written notice to Landlord of its election to exercise its renewal option hereunder. If Tenant does not respond within such forty-five (45) day period, Tenant’s right to renew hereunder shall terminate. All terms of this Lease shall apply to such Renewal Term, except (i) the Base Rental during the Renewal Term shall be the then-prevailing Market Base Rental Rate at the time Tenant exercises the renewal option, (ii) Tenant shall not have an option to renew this Lease beyond the expiration of the Renewal Term, (iii) Tenant shall not have the right to assign its renewal rights to any subtenant or assignee of the Leased Premises nor may a subtenant or assignee exercise such renewal right, and (iv) the leasehold improvements will be provided in their then existing condition (i.e. on an “as-is” basis) at the time the Renewal Term commences.

c.

As used in this Lease, the term “Market Base Rental Rate” shall mean the gross effective rate per square foot of net rentable area at which a willing landlord and a willing tenant would agree to lease comparable space to that for which the Market Base Rental Rate is being determined in comparable office buildings in the West Loop/Galleria area of Houston, Texas, which rate shall take into account all relevant economic and non-economic factors, including but not limited to: the credit-worthiness, reputation and other qualities of such tenant, the quality and reputation of the management of the building in question, the amount of space being offered for lease, the location within the building of such offered space, whether the space being offered is a full floor or a portion of a multi-tenant floor, the quality and finish of the offered space as it then exists, the age and quality of such building, the lease term and renewal options, the scheduled or actual commencement date, add-on factors, basis for paying operating expenses, and market inducements, such as free rent, moving expenses, and architectural, construction and lease assumption allowances.

d.	Whenever Tenant is to pay the Market Base Rental Rate for space under the terms of this Lease, Tenant shall, in addition, pay its share of the Operating Expenses and Parking Charges.

e.	Any defaults must be cured by Tenant prior to exercising the renewal option, and there can be no defaults at the commencement of the Renewal Term.

59.	Letter of Credit

Tenant will deposit a Letter of Credit (herein so called) with Landlord in the amount of $90,000.00 upon full execution of this Lease. Provided no default by Tenant has occurred, the required amount of the Letter of Credit will be reduced to $45,000.00 upon the expiration of the Month 16 of the Term, and $0 upon the expiration of Month 28 of the Term. The Letter of Credit secures Tenant’s performance of all Lease obligations through the last day of Month 28 of the Term. Landlord may apply the Letter of Credit against any cost Landlord incurs or damage Landlord suffers because Tenant fails to perform any Lease obligation, including payment of Rent. The Letter of Credit shall be substantially in the form attached hereto as Exhibit “D”. The Letter of Credit shall be subject to Landlord approval and provide for a clean, irrevocable, non- documentary and unconditional letter of credit issued by and drawable upon any commercial bank, trust company, national banking association or savings and loan association with offices for banking purposes in the City of Houston, Texas (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated in respect of long-term counterparty risk, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “A” or better by Moody’s Investors Service and “A” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $2,000,000,000. The Letter of Credit shall (a) name Landlord as beneficiary, (b) have a term of not less than one year, (c) permit multiple drawings, (d) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (e) otherwise be in form and content satisfactory to Landlord. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall specify that it is transferable without charge to Landlord. If Landlord pays any such fees or charges, Tenant shall reimburse Landlord therefor upon written demand. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter through the last day of the Month 28 of the Term (and in no event shall the Letter of Credit expire prior to the last day of Month 28 of the Term) unless the Issuing Bank sends notice (the “Non-Renewal Notices”) to Landlord by certified mail, return receipt requested, not less than 45 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in Houston, Texas. The Letter of Credit shall be subject in all respects to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590. If an event of default by Tenant occurs in the payment or performance of any of the terms, covenants or conditions of this Lease, including the payment of Rent, Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds or shall have the right to apply or retain any cash security, as the case may be. If Landlord applies or retains any part of the proceeds of the Letter of Credit or cash security, Tenant, upon written demand, shall amend the Letter of Credit to increase the amount thereof by the amount so applied or retained or provide Landlord with an additional Letter of Credit in the amount so applied or retained so that Landlord shall have the full amount thereof on hand at all times through the last day of Month 28 of the Term. Upon a sale or other transfer of the Real Property or the Building, Landlord shall have the right to transfer the Letter of Credit or cash security to its transferee. With respect to the Letter of Credit, within five

(5) days after notice of such transfer, Tenant, at its sole cost, shall arrange for the transfer of the Letter of Credit to the new landlord, as designated by Landlord in the foregoing notice or have the Letter of Credit reissued in the name of the new landlord. Upon such transfer, Tenant shall look solely to the new landlord for the return of the Letter of Credit or such cash security and the provisions hereof shall apply to every transfer or assignment made of the Letter of Credit or cash security to a new landlord.

60.	Early Termination Option

Provided Tenant is not in default at the time of exercise of the option granted herein, Tenant shall have a one-time right to terminate this Lease effective after the end of Month 28 of the Term, by giving Landlord no less than six (6) months’ prior written notice of same. Such notice shall not be delivered prior to the end of Month 28 of the Term. The effective date of termination is herein called the “Early Cancellation Date”. As consideration for such option, Tenant agrees to pay to Landlord within ten (10) days of delivery by Landlord of an invoice for such payment, a lump sum termination payment equal to one (1) month of Base Rental, plus one (1) month of Tenant’s Operating Expense, calculated at the rates and amounts applicable for the month immediately prior to the Early Cancellation Date, plus the unamortized Tenant Improvement Allowance, the unamortized Abated Rent, and the unamortized commissions and legal fees paid by Landlord in connection with this Lease, all at eight percent (8%) annual interest. In addition, as a condition to the right to terminate this Lease, Tenant must continue to comply with all of the terms of this Lease from the date Tenant sends its notice to terminate until the Early Cancellation Date, including the payment of all other Rental and other sums otherwise provided for in this Lease, and Tenant will surrender possession of the Leased Premises to Landlord on or before the Early Cancellation Date in accordance with Section 19 of this Lease. The failure to comply with all of the provisions of this Section will render Tenant’s early termination option void, and the Lease will continue in full force and effect.

61.	Tenant Improvement Allowance

Landlord is providing a Tenant Improvement Allowance (herein so called) up to, but no more than, $59,016.00 (calculated based on $12.00/NRSF) to be used against (a) the costs, if any, of construction, renovations, alterations, changes, improvements, repairs, replacements or additions in the Leased Premises, including any demolition, architectural fees, and construction management fees, in accordance with mutually approved plans and specifications as may be agreed upon by Landlord and Tenant pursuant to Landlord's standard form of Work Letter (herein so called) (collectively, the "Renovation Work Costs"), and (b) Rent. In no event shall any such work require Landlord to (i) pay aggregate Renovation Work Costs greater than the Tenant Improvement Allowance, or (ii) perform such work at an aggregate cost that exceeds the Tenant Improvement Allowance. If Tenant elects to apply any Tenant Improvement Allowance against Rent, then Tenant must do so by delivery of written notice thereof to Landlord any time prior to the end of Month 12 of the Term, specifying the applicable amount(s) and period(s), which period(s) must be after the date of such notice for Rent not yet due and payable. All Tenant Improvement Allowance remaining as of the end of Month 12 of the Term shall be waived by Tenant and revert to Landlord.

SIGNATURES APPEAR ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the Execution Date.

LANDLORD:

FRANKLIN POST OAK, LTD.,

a Texas limited partnership

By:         A-Group Holdings, L.L.C.,

a Delaware limited liability company its sole general partner

By:   /s/ Maria S. Muñoz _        10/5/2022 _

Name: Maria S. Muñoz

Title: Vice President

TENANT:

ORBITAL INFRASTRUCTURE GROUP, INC.,

a Texas corporation

By:  /s/  William J. Clough                  10/4/2022

Name: William J. Clough

Title:    Executive Chairman/CLO